UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 22, 2017

Date of Report (Date of earliest event reported)

NAMI CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-187007	61-1693116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

BNY Mellon Center 1735 Market Street Suite 3750 Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(702) 331-8633

Registrant’s telephone number, including area code

______________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 22, 2017, the Board of Directors (the “Board”) of the Company appointed Mr. Nik Ismail Bin Nik Yusoff and Mr. Abdul Aziz bin Hai Jaafar as Members of the Board.

Biography of Nik Ismail Bin Nik Yusoff

Nik Ismail Bin Nik Yusoff was appointed as Chairman of the Board of Directors for AT Systematization Berhad on May 24, 2015 and continues to hold that position. From 2001 to 2013, Mr. Nik was a Member of the Board of Directors of Malaysian AE Models Holdings Berhad, an investment holding company, which engages in designing, manufacturing, installing, and marketing material handling and conveyor systems and parties primarily to the automation industry in Malaysia.

Biography of Abdul Azi bin Hai Jaafar

Abdul Aziz bin Hai Jaafar is currently a member of the Board of Directors of Malacca Economic Council (MAPEN), located in Malaysia. From 2013 to 2015, Mr. Abdul served on the Board of Trustees for the Malaysian Institute of Defense and Security (MiDAS), a Malaysian company located in Kuala Lumpur which is a professional research institution on issues of defense and security. From 2010 to 2012 he served as the Chairman for Armed Forces Welfare, Social and Sports Club (KSSKA). From 2008 to 2015, Mr. Abdul served as a member of the Board of the Malaysian Defense Council, located in Kuala Lumpur, which ensures coordinated and orderly development of the defense industry section in Malaysia. From 2008 to 2015, he served as the Vice President of Armed Forces Cooperatives (Koperasi Tentera), a financial institution located in Kuala Lumpur, Malaysia. From 2008 to 2015, Mr. Abdul served as a member of the Board of SME Ordnance (SMEO) Sdn Bhd., a Malaysian defense company located in Batu Arang. From 2008 to 2015 he served as a member of the Board of Boustead Naval Shipyard (BNS) Sdn Bhd., a Malaysian company located in Perak, which builds various types of naval and commercial vessels and provides extensive depot level maintenance services.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAMI Corp.

DATE: June 27, 2017	By:	/s/ Ong Tee Keat
	Name:	Ong Tee Keat
	Title:	CEO

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